Exhibit 99.1

PRESS RELEASE

For Immediate Release

Company Contact:	Investor Relations Contact:

Jagged Peak, Inc.	Jagged Peak, Inc.
Paul Demirdjian	Andrew J. Norstrud
727.499.1717	727.499.1717

MAJOR DSICOUNT APPLIANCE RETAILER ENGAGES JAGGED PEAK TO

DEVELOP ENTERPRISE DEMAND CHAIN MANAGEMENT SYSTEM

CLEARWATER, Fla. – July 31th, 2007 – Jagged Peak, Inc. (OTC Bulletin Board: JGPK), a global provider of web-based demand and supply chain management software and order fulfillment services, announced today that it has reached an agreement with Melbourne based Appliance Direct to develop an enterprise wide Demand Chain Management software solution.

The solution to be deployed by Jagged Peak will include an integrated suite of Order, Inventory, Warehouse and Customer Relationship management tools to enable Appliance Direct to manage its back office operations and business processes in real-time. In addition to the back office, the Jagged Peak solution will also include front office, store level management tools including an integrated POS (Point of Sale) system, store inventory management and capabilities to manage the customer order home delivery process.

The entire solution will be built on Jagged Peak’s flagship EDGE v6i application. EDGE provides companies an integrated platform for e-business management that supports a broad range of business and operational applications. Clients use EDGE as an enterprise application or as an integrator and consolidator for multiple businesses, processes and applications. For Appliance Direct, EDGE will enable the company to monitor, manage and optimize all of its demand side, supply chain operational activities including the management of inventory and processing of orders across multiple distribution centers in a real-time environment.

Mr. Sam Pak, founder and CEO of Appliance Direct, explained “In order to execute on our business plan, which includes the planned expansion of our retail footprint to include more than a hundred retail store locations, we quickly identified the need for an enterprise level solution that would allow us to efficiently manage our growth and the operational and customer service challenges that go with that.” Mr. Sam Pak continued by saying, “We are very excited as this solution will enable us to better serve the needs of our customers as well as serve the needs of our employees who are servicing our customers.

Paul Demirdjian, Chief Executive Officer of Jagged Peak, comments “We are of course delighted to partner with Appliance Direct on this very exciting initiative. They are clearly the industry leader in the emerging discount appliance marketplace. The solution that we deploy for Appliance Direct will provide us with a perfect opportunity to expand our business into a whole new industry vertical. Given that, we are understand how important it is that the solution achieve its objectives, from both a technical as well as business standpoint.

About Appliance Direct.

Appliance Direct is a rapidly growing, Florida based retailer of deep discounted consumer home appliances. The company sells major brand name appliance products, including refrigerators, stoves, ovens, wash dryers, microwaves and other kitchen appliances, through its 27 company owned retail stores throughout Florida. In addition, consumer can buy products online through the company’s e-commerce website. Appliance Direct’s growth has been fueled through its ability to offer consumers’ major brand named appliances at a heavily discounted prices. Appliance Direct purchases out-of-carton, scratch and dent and discontinued model product lines in bulk at a discount directly from the manufacturer. As a result, the company is able to pass on significant savings directly to the consumer. Headquartered in Melbourne Florida, Appliance Direct is a privately held company with sales revenues approaching $100 million a year. For more information visit the company’s website at www.appliancedirect.com.

About Jagged Peak, Inc.

Jagged Peak, Inc. (OTC Bulletin Board: JGPK), is a global provider of Enterprise Demand and Supply Chain Management solutions and fulfillment services. The company’s flagship product, EDGE (Enterprise Dynamic Global Engine), is a web-based software application that enables companies to control, coordinate and manage demand and supply chain activities and business processes, including order, inventory and customer data management, across the enterprise in a real time environment. Founded in 2000, Jagged Peak serves a growing list of global clients in multiple industry segments including financial services, insurance, pharmaceutical, travel and tourism, automotive, manufacturing, and consumer goods. For more information, visit www.jaggedpeak.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual result To differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our transportation products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the transportation and third-party logistics market, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions, adverse changes in customer order patterns, adverse changes in general economic conditions in the United States and internationally, risks associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including but not limited to, its report on Form 10-KSB for its fiscal year ended December 29, 2006.

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